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                                                                      EXHIBIT 21

                SUBSIDIARIES OF AMERICAN ACHIEVEMENT CORPORATION





Commemorative Brands, Inc.

CBI North America, Inc.

Taylor Senior Holdings Corp.

Taylor Publishing Company

TP Holding Corp.

Taylor Production Services, L.P.

Educational Communications, Inc.